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                                                                   EXHIBIT 99.1

                            WHOLE FOODS MARKET, INC.
                     AMENDED AND RESTATED STOCK OPTION PLAN
                              FOR OUTSIDE DIRECTORS


     1. PURPOSE. The purpose of the Plan is to provide independent, outside directors with an incentive for serving as a director by providing a proprietary interest in the Company through the granting of options.

     2.   ADMINISTRATION.  The Plan will be administered by the Committee.

     3. PARTICIPANTS. The directors of the Company who are not employees of the Company or its Subsidiaries are to be granted options under the Plan.

     4. SHARES SUBJECT TO PLAN. The Committee may not grant options under the Plan for more than 100,000 shares of Common Stock of the Company, but this number may be adjusted to reflect, if deemed appropriate by the Committee, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be reoffered under the Plan.

     5. ALLOTMENT OF SHARES. Upon election to the Board, each newly elected eligible director shall be granted an option to purchase 7,500 shares effective as of the date of such election. Each eligible director on the date of the Company's Annual Meeting of Shareholders shall be granted an option effective as of that date to purchase 1,000 shares of Common Stock if such director attended at least two-thirds of the meetings of the Board held in the preceding year.

     6. GRANT OF OPTIONS. All director options under the Plan shall be automatically granted as provided in Section 5, subject to the provisions of this Section 6. If the grant of options to any eligible director pursuant to the Plan would result in a violation of Section 16 of the Securities Exchange Act of 1934, as amended, due to the sale by such director of shares of Common Stock of the Company within six months of the date of such proposed grant, then the grant date of such options shall be postponed until six months and one day after the date of such sale by such director. The grant of options shall be evidenced by stock option agreements containing such terms and provisions as are approved by the Committee that are consistent with the Plan; provided, however, each such agreement shall provide that the options granted pursuant


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to the Plan shall vest over a four-year period.  The Company shall execute stock option agreements upon instructions from the Committee.

     7. OPTION PRICE. The option price shall be equal to the closing price of Common Stock on the date the option is granted.

     8. OPTION PERIOD. The Option Period for director options will begin on the effective date of the option grant and will terminate on the tenth anniversary of that date.

     9. RIGHTS IN EVENT OF DEATH OR DISABILITY. If a participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code) prior to the termination of his right to exercise an option in accordance with the provisions of his stock option agreement without having totally exercised the option, the option agreement may provide that it may be exercised, to the extent of the shares with respect to which the option could have been exercised by the participant on the date of the participant's death or disability, by (i) the participant's estate or by the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the participant in the event of the participant's death, or (ii) the participant or his personal representative in the event of the participant's disability, provided the option is exercised prior to the date of its expiration or not more than one year from the date of the participant's death or disability, whichever occurs first. The date of disability of a participant shall be determined by the Company.

     10. PAYMENT. Full payment for shares purchased upon exercising an option shall be made in cash or by check at the time of exercise, or on such other terms as are set forth in the applicable option agreement. No shares may be issued until full payment of the purchase price therefor has been made, and a participant will have none of the rights of a stockholder until shares are issued to him.

     11. EXERCISE OF OPTION. Options granted under the Plan may be exercised during the Option Period, at such times, in such amounts, in accordance with such terms and subject to such restrictions as are set forth in the applicable stock option agreements. In no event may an option be exercised or shares be issued pursuant to an option if any requisite action, approval or consent of any governmental authority of any kind having jurisdiction over the exercise of options shall not have been taken or secured.

     12. CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The number of shares of Common Stock covered by each outstanding option granted under the Plan and the option price may be adjusted to reflect, as deemed appropriate


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by the Committee, any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company.

     13. NON-ASSIGNABILITY. Options may not be transferred other than by will or by the laws of descent and distribution. During a participant's lifetime, options granted to a participant may be exercised only by the participant.

     14. INTERPRETATION. The Committee shall interpret the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Committee may rescind and amend its rules and regulations.

     15. AMENDMENT OR DISCONTINUANCE. The Plan may be amended or discontinued by the Committee without the approval of the stockholders of the Company, except that any amendment that would (a) materially increase the benefits accruing to participants under the Plan, (b) materially increase the number of securities that may be issued under the Plan, or (c) materially modify the requirements of eligibility for participation in the Plan must be approved by the stockholders of the Company.

     16. EFFECT OF PLAN. Neither the adoption of the Plan nor any action of the Committee shall be deemed to give any director any right to be granted an option to purchase Common Stock of the Company or any other rights except as may be evidenced by the stock option agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company and then only to the extent and on the terms and conditions expressly set forth therein.

     17. TERM. Unless sooner terminated by action of the Committee, the Plan will terminate on December 31, 2001. The Committee may not grant options under the Plan after that date, but options granted before that date will continue to be effective in accordance with their terms.

     18. DEFINITIONS. For the purpose of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

     (a)  "Plan" means this Stock Option Plan as amended from time to time.

     (b)  "Board" means the Board of Directors of the Company.


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     (c)  "Committee" means the Compensation Committee of the Board, composed of independent and disinterested members of the Board qualified to be members of the Committee pursuant to Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended.

     (d) "Common Stock" means the Common Stock which the Company is currently authorized to issue or may in the future be authorized to issue (as long as the common stock varies from that currently authorized, if at all, only in amount of par value).

     (e) "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and "Subsidiaries" means more than one of any such corporations.

     (f) "Parent" means any corporation in an unbroken chain of corporations ending with the Company if, at the time of granting of the option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     (g) "Option Period" means the period during which an option may be exercised.
















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